Exhibit 99.1

Agenus Reports First Quarter 2015 Financial Results

Corporate Update Conference Call at 11 am ET Today

Agenus to Host R&D Day in New York, NY on May 14

LEXINGTON, Mass.--(BUSINESS WIRE)--April 23, 2015--Agenus Inc. (NASDAQ:AGEN), an immunotherapy company developing immune-oncology checkpoint modulators (CPMs) and heat shock protein peptide-based vaccines as well as immune adjuvants, today announced its financial results for the first quarter ended March 31, 2015.

“We began the year by establishing a strategic alliance with Incyte, focused on the development of novel cancer treatments targeting immune checkpoints. During the quarter, we also advanced our internal and partnered antibody programs,” said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. “Our recent acquisition of Celexion’s SECANT® yeast display antibody platform and related assets expands our antibody discovery platform and, together with our mammalian Retrocyte Display™ platform, provides a uniquely powerful means to maximize speed and flexibility in antibody generation and optimization. Finally, we look forward to filing INDs on two CPMs by the end of this year, and to progressing our immune-oncology alliance with Merck, while also exploring other potential corporate alliances.”

First Quarter 2015 Financial Results

The Company’s cash burn (cash provided by operating activities excluding up-front fees received and contingent purchase price payments) for the first quarter of 2015 was $10.7 million compared to $10.1 million for the same period in 2014. For the first quarter ended March 31, 2015, Agenus reported a net loss attributable to common stockholders of $18.7 million, or $0.28 per share, basic and diluted, compared with a net loss attributable to common stockholders for the first quarter of 2014 of $409,000, or $0.01 per share, basic and diluted.

The increase in net loss attributable to common stockholders for the quarter ended March 31, 2015, compared to the net loss attributable to common stockholders for the same period in 2014, was primarily due to non-cash, fair value adjustments of our contingent liabilities in 2015 and non-cash, non-operating income during the quarter ended March 31, 2014 .

Cash and cash equivalents were $79.3 million as of March 31, 2015.

First Quarter 2015 and Recent Corporate Highlights

  In January, Agenus Inc. and Incyte Corporation formed a global alliance focused on novel immuno-therapeutics using Agenus’ proprietary Retrocyte Display™ antibody discovery platform. Agenus received $60 million upfront, comprised of $25 million in license and program access fees plus a $35 million equity investment in Agenus. Agenus is eligible to receive up to $350 million in development, regulatory and commercial milestones across the four lead programs. The collaboration is initially focused on the development of checkpoint modulator antibodies directed against GITR, OX40, LAG-3 and TIM-3. The partnership leverages Incyte’s track record of success in the discovery and development of important new cancer therapies and Agenus’ therapeutic antibody expertise to optimize and develop novel checkpoint modulators in oncology, while allowing Agenus the ability to independently advance other antibody therapies and its heat shock protein-based vaccines. Incyte and Agenus will share equally in costs and profits for GITR and OX40. For royalty-bearing products, Agenus is eligible to receive tiered royalties on global net sales ranging from 6-12%. In April, Agenus acquired key antibody assets from Celexion, LLC, including the SECANT® yeast display platform for the rapid generation of novel, full-length human monoclonal antibodies. The Celexion yeast antibody display platform and Agenus’ mammalian antibody display platform have complementary strengths and together bolster Agenus' antibody capabilities. The acquired assets also include Celexion’s novel approaches to identify and characterize antibodies against membrane bound protein targets such as GPCRs and ion channels in a highly efficient manner.

Target Milestones for 2015

  Submission to a peer review journal of Phase 2 data for Prophage in newly diagnosed GBM by our academic collaborators.
  Advancement of Prophage to a Phase 3 trial for newly diagnosed GBM.
  Potential presentation of Phase 3 data for partner GlaxoSmithKline’s HZ/su shingles vaccine at a scientific conference. The vaccine contains Agenus’ proprietary QS-21 Stimulon® adjuvant. Agenus is eligible to receive low single-digit royalties on potential commercial sales of GSK’s shingles vaccine.
  EMA regulatory decision on GlaxoSmithKline’s malaria vaccine candidate RTS,S, which contains Agenus’s QS-21 Stimulon® adjuvant. Agenus is eligible to receive low single-digit royalties on potential commercial sales of GSK’s malaria vaccine.
  Investigational New Drug (IND) application filings for two checkpoint modulator antibody programs by Agenus or Incyte.
  Leverage Agenus capabilities through further corporate partnerships.

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 866-233-4585 (U.S.) or 416-640-5946 (international). The call will also be webcast and will be accessible from the company’s website at www.agenusbio.com/webcast/. A replay will be available on the company’s website approximately two hours after the call and will remain available for 60 days. The replay number is 866-245-6755 (U.S.) or 416-915-1035 (international), and the access code is 601129. The replay will also be available on the company’s website approximately two hours after the live call.

Research & Development Day Information

Agenus will be hosting a Research and Development Day on May 14th in New York City at 4:30pm. The Company intends to provide the financial community with a detailed update on our internal and partnered R&D efforts, as well as on major advances, challenges and opportunities around the development of immuno-oncology therapies focused on checkpoint modulators. Guest presenters will include Charles Drake, M.D., Ph.D., Co-Director at the Prostate Cancer Multidisciplinary Clinic and Associate Professor of Oncology, Urology, and Immunology at the Johns Hopkins School of Medicine, and Orin Bloch, M.D., Khatib Professor of Neurological Surgery at Northwestern University Feinberg School of Medicine. The event will also be webcast live and will be accessible from the company’s website at www.agenusbio.com/webcast/.

About Agenus

Agenus is an immunology company developing a series of Checkpoint Modulators for the treatment of patients with cancer, infectious diseases, and other immune disorders, heat shock protein (HSP)-based vaccines, and immune adjuvants. These programs are supported by three separate technology platforms. Agenus’ internal and partnered checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3, PD-1 and other undisclosed programs. The company’s proprietary discovery engine Retrocyte DisplayTM is used to generate fully human and humanized therapeutic antibody drug candidates. The Retrocyte Display platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus recently acquired a powerful yeast antibody display platform termed SECANT, developed by Celexion. SECANT allows rapid generation of soluble, full-length human antibodies. SECANT and Agenus’ mammalian antibody display platform have complementary strengths and further bolster Agenus' abilities to generate and optimize fully human monoclonal antibodies. Agenus’ heat shock protein-based vaccines have completed Phase 2 studies in newly diagnosed glioblastoma multiforme, and in the treatment of herpes simplex viral infection; the heat shock protein-based vaccine platform can generate personalized as well as off the shelf products. The company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and with Janssen Sciences Ireland UC and includes several candidates in Phase 2 trials, as well as shingles and malaria vaccines which have successfully completed Phase 3 clinical trials. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+; information that may be important to investors will be routinely posted in these locations.

Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the Company’s research and development and clinical trial activities, potential revenue streams, potential regulatory approvals, the potential application of the Company’s technologies and product candidates in the prevention and treatment of diseases, plans to execute on the Company’s alliances with existing partners and potentially enter into new alliances, the expected timing for filing IND applications for CPM antibody candidates, the submission and publication of data in peer-reviewed journals and presentations of data at scientific conferences. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2015	2014

Revenue	$3,953	$721

Operating expenses:
Research and development	9,220	4,473
General and administrative	5,487	5,163
Non-cash contingent consideration fair value adjustment	7,538	909

Operating loss	(18,292)	(9,824)

Other income (expense), net	(450)	9,467

Net loss	(18,742)	(357)

Dividends on Series A-1 convertible preferred stock	(51)	(51)

Net loss attributable to common stockholders	$(18,793)	$(408)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.28)	$(0.01)
Weighted average number of common shares outstanding, basic and diluted	66,667	50,557

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2015	December 31, 2014

Cash and cash equivalents	$79,304	$40,224
Total assets	117,324	74,527
Total stockholders' equity	46,259	23,018

CONTACT:
Agenus Inc.
Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com
or
Investors:
Argot Partners
Andrea Rabney/ Jamie Maarten, 212-600-1902
andrea@argotpartners.com
jamie@argotpartners.com